Exhibit 11

                             Rymer Foods Inc.
                     Computation of Earnings Per Share
        for the periods ended October 28, 2000 and October 30, 1999
                   (in thousands, except per share data)

                                            Fiscal Year             Fiscal Year
                                              Ending                  Ending
                                              Oct. 28                 Oct. 30
                                               2000                    1999
                                         ------------------      ------------------
                                         Basic     Diluted       Basic     Diluted
                                        -------     -------     -------    --------
  AVERAGE SHARES OUTSTANDING
  1  Average shares outstanding           4,300       4,300       4,300       4,300
  2  Net additional shares outstanding
      assuming exercise of stock
      options*                              -           -           -           378
  3  Net additional shares assuming
      conversion of preferred stock
      not considered a common stock
      equivalent at issuance                                                                 -
                                        -------     -------     -------    --------
  4  Average number of common
      shares outstanding                  4,300       4,300       4,300       4,678
                                        =======     =======     =======    ========
  EARNINGS
  5  Income (loss) from continuing
       operations                      $ (1,852)   $ (1,852)   $     33   $      33
                                        =======     =======     =======    ========
  6  Net Income (loss)                 $ (1,852)   $ (1,852)   $     33   $      33
                                        =======     =======     =======    ========
  PER SHARE AMOUNTS
     Income (loss) from continuing
      operations

     (line 5/ line 4)                  $  (0.43)   $  (0.43)   $   0.01   $    0.01
                                        =======     =======     =======    ========
     Net Income (loss)
     (line 6/line 4)                   $  (0.43)   $  (0.43)   $   0.01   $    0.01
                                        =======     =======     =======    ========


  *Since there is a net loss for the year ended October 28, 2000, common stock equivalents are excluded from the diluted earnings per share calculations since they would be antidilutive.

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